Exhibit 10.16

Description of Management Cash Bonus Plan

The following is a description of the management cash bonus plan, as adopted by the board of directors of Beacon Roofing Supply, Inc. on December 7, 2005.  The bonus plan provides for the payment of annual cash bonuses to employees who are considered management level.  The bonus plan is administered by the board of directors, which has full authority to select participants, set bonus amounts and fix performance targets.  The board receives recommendations from the compensation committee.

For each participant, a base bonus amount is set. With respect to regional vice presidents and other officers responsible for more than one region, 90% of the bonus is based on meeting an income before taxes target and 10% of the bonus is based on meeting a sales growth target, in each case in the region or regions for which the officer is responsible. Corporate staff bonuses (other than the CEO) are based on 90% on a company-wide income before taxes target and 10% on company-wide sales growth target.  The full base bonus is paid if the participant achieves 100% of both targets.  If the income before taxes target is not met at the 100% level, the participant’s bonus with respect to that target will be pro rated on a straight line basis if the participant achieves a range of 85% to 100% of target, with no bonus paid at less than 85% of target. If the sales growth target is not met at the 100% level, the participant will not receive a bonus with respect to that target.  In addition, each participant can receive an additional bonus equal to 5% of income before taxes in excess of 100% of target, up to an amount equal to 60% of the base bonus.

No award will be paid for any fiscal year or portion thereof to a participant whose employment with the company terminates during such year for a reason other than retirement, disability, death or other reason approved by the board.  In all cases the payment is in the discretion of the company and the company retains the right to terminate a participant’s participation in the bonus plan at any time, in which case no bonus may be paid.

The CEO’s bonus, as described in his employment contract, is based on a performance target of EBITDA.